MAXIM SERIES FUND, INC.

8515 EAST ORCHARD ROAD

GREENWOOD VILLAGE, COLORADO 80111

April 28, 2009

Maxim Series Fund, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Re:      Maxim Lifetime 2015 Portfolio I – T &T1, Maxim Lifetime 2015 Portfolio II – T &T1, Maxim Lifetime 2015 Portfolio III – T &T1, Maxim Lifetime 2025 Portfolio I – T &T1, Maxim Lifetime 2025 Portfolio II – T &T1, Maxim Lifetime 2025 Portfolio III – T &T1, Maxim Lifetime 2035 Portfolio I – T &T1, Maxim Lifetime 2035 Portfolio II – T &T1, Maxim Lifetime 2035 Portfolio III – T &T1, Maxim Lifetime 2045 Portfolio I – T &T1, Maxim Lifetime 2045 Portfolio II – T &T1, Maxim Lifetime 2045 Portfolio III – T &T1, Maxim Lifetime 2055 Portfolio I – T &T1, Maxim Lifetime 2055 Portfolio II – T &T1, Maxim Lifetime 2055 Portfolio III – T &T1 (the “Maxim Lifetime Portfolios”)

Ladies and Gentlemen:

This opinion is furnished in connection with the registration of the shares of the Maxim Lifetime Portfolios as part of Post-Effective Amendment No. 97 to the Registration Statement (“PEA 97”) for Maxim Series Fund, Inc. (the “Fund”). PEA 97 relates to, among other matters, the registration under the Securities Act of 1933, as amended (the “1933 Act”) of shares of the Maxim Lifetime Portfolios, each a series of the Fund. There are fifteen Maxim Lifetime Portfolios, each with a T share class and a T1 share class, the latter of which includes a 12b-1 fee.

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Incorporation and By-Laws of the Fund, each as amended to date; Articles Supplementary of the Fund establishing the new series of the Fund; the resolutions adopted by the Board of Directors of the Fund relating to the authorization and issuance of the shares of the new series of the Fund, the Registration Statement and any amendments or supplements thereto; PEA 97; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the shares of the Maxim Lifetime Portfolios to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, and the Fund’s Articles and By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Very truly yours,

/s/ Beverly A. Byrne

Beverly A. Byrne

Chief Compliance Officer & Secretary